Exhibit 99.1

MeadWestvaco Corporation One High Ridge Park Stamford, CT 06905	World Headquarters

Media contact:	Investor Relations contact:
Alison von Puschendorf	Mark F. Pomerleau
tel (203) 461-7592	tel (203) 461-7616

MeadWestvaco Reports Improved Fourth Quarter Results

STAMFORD, Conn., January 26, 2006 – MeadWestvaco Corporation (NYSE: MWV) today reported fourth quarter net income of $62 million, or $0.34 per share. These results included after-tax restructuring charges of $3 million, or $0.02 per share, and after-tax gains on forestland sales of $2 million, or $0.01 per share. Sales revenue in the fourth quarter was $1.6 billion.

Income from continuing operations improved over the fourth quarter of 2004, despite a significant increase in cost inflation for energy, raw materials and transportation, as a result of higher selling prices, lower general and administrative costs, lower restructuring charges, lower interest expense and a lower effective tax rate.

“Markets for the company’s products remained stable during the quarter, although well below the robust levels of 2004,” said John A. Luke, Jr., chairman and chief executive officer. “We realized higher selling prices across most of our businesses during the quarter as we continued to combat inflation in energy and raw material costs and the ripple effects from the Gulf Coast hurricanes.

“As we focus on building our global leadership position in packaging and packaging solutions, we are aggressively driving our cost initiative forward in order to establish a more flexible, lean and responsive business model,” continued Mr. Luke. “Clearly, with an annual run rate savings of about $65 million from our cost initiative, we are beginning to see the tangible results and benefits of this program. We are well positioned for success as we work toward expanding in key growth markets.”

Quarter and Full-year Comparisons

In the fourth quarter of 2005, the company reported income from continuing operations of $60 million, or $0.33 per share, and income from discontinued operations of $2 million, or $0.01 per share. These results included after-tax restructuring charges of $3 million, or $0.02 per share, and after-tax gains on forestland sales of $2 million, or $0.01 per share. Sales revenue in the quarter was $1.6 billion. In the fourth quarter of 2004, the company reported a net loss of $499 million, or $2.43 per share, which included an after-tax loss on discontinued operations of $541 million, or $2.63 per share. Income from continuing operations for the fourth quarter of 2004 was $42 million, or $0.20 per share. Results in the fourth quarter of 2004 included after-tax restructuring charges of $23 million, or $0.11 per share, and after-tax gains on the sale of forestland of $17 million, or $0.08 per share. Sales revenue in the fourth quarter of 2004 was $1.6 billion.

For the full year of 2005, sales from continuing operations were $6.2 billion. Sales from continuing operations exclude 2005 revenue from the company’s printing and writing papers business, which was sold in the second quarter of 2005. Net income for 2005 was $28 million, or $0.14 per share, including an after-tax loss from discontinued operations of $91 million, or $0.48 per share; after-tax debt retirement charges of $56 million, or $0.29 per share; after-tax restructuring charges of $20 million, or $0.10 per share; and after-tax gains of $37 million on the sale of forestlands, or $0.19 per share. Income from continuing operations for the full year of 2005 was $119 million, or $0.62 per share.

For the full year of 2004, the company reported a net loss of $349 million, or $1.72 per share. The net loss for 2004 includes an after-tax loss from discontinued operations of $573 million, or $2.82 per share, associated with the sale of the printing and writing papers business; after-tax restructuring charges of $67 million, or $0.33 per share; and after-tax gains on the sale of forestlands of $110 million, or $0.54 per share. Income from continuing operations for the full year of 2004 was $224 million, or $1.10 per share.

Packaging

In its Packaging business, the company’s largest segment, operating profit in the fourth quarter was $77 million compared to $118 million for the same period of 2004. Sales revenue of $1.2 billion was similar to the fourth quarter of 2004. The decline was due to higher raw material and energy costs, lower shipment and production levels in bleached paperboard due in part to the lingering effects of the hurricanes and the impact of market-related downtime. In consumer packaging, declines in the media markets, compared to a strong fourth quarter in 2004, offset growth in markets for cosmetics, healthcare and tobacco.

The Packaging segment’s full year 2005 operating profit was $336 million compared to $431 million in 2004. Sales for the full year were $4.5 billion, compared to $4.4 billion in the prior year.

Consumer & Office Products

In the Consumer & Office Products segment, quarterly operating profit was $59 million, an increase of 18% from $50 million in the prior year. Sales revenue of $328 million increased 8% from $303 million in the prior year. The increase in operating profit reflects growth in the Brazilian school and office products business acquired in the third quarter of 2004, cost savings from actions taken in prior years to consolidate facilities, improved sales mix and higher selling prices. The effect of these improvements was offset in part by higher input costs, primarily costs for uncoated paper and freight.

The Consumer & Office Products segment full year 2005 operating profit was $130 million, compared to $137 million in 2004. Sales in 2005 were $1.1 billion up slightly from 2004.

Specialty Chemicals

In the Specialty Chemicals segment, quarterly operating profit was $6 million compared to $11 million in the prior year. Sales revenue for the segment was $107 million, down slightly from $109 million in the fourth quarter of 2004. The positive effect of higher selling prices was more than offset by higher raw material costs, especially for crude tall oil, and by higher energy costs.

The Specialty Chemicals segment full year 2005 operating profit was $39 million compared to $57 million in 2004. Sales in 2005 were $425 million, compared to $410 million in 2004.

Outlook

The company expects its markets overall to remain stable in the first quarter of 2006, although at a more moderate level than during the first quarter of 2005. The first quarter of the year is a seasonally weak period for the Consumer & Office Products business and for some of the company’s packaging markets. The company expects to continue to implement higher selling prices based on previously announced price increases in an effort to offset ongoing pressures from cost inflation in energy and raw materials.

Other Items

During the fourth quarter of 2005, prices for energy, raw materials and freight increased by approximately $50 million compared to prior year.

The 2005 full year effective tax rate was 12% compared to 31% for 2004. The decline in the rate is due to a lower proportion of domestic earnings in 2005, a change in the allocation of state taxes as a result of the sale of the printing and writing paper business, and tax credits.

For the full year of 2005, operating cash flow from continuing operations was approximately $300 million, which included a tax payment of approximately $160 million related to the divestiture of the printing and writing papers business. Capital spending was $305 million in 2005, a rate well below annual depreciation.

During 2005, the company repurchased a total of 24.2 million shares, or 12% of the shares outstanding as of May 2005, using proceeds from the sale of the printing and writing papers business. The company has been authorized by the Board of Directors to repurchase up to 5 million additional shares, primarily to avoid dilution of earnings per share relating to the exercise of employee stock options. At the end of 2005, the number of actual shares outstanding was 181.4 million, compared to 203.9 million shares at the end of 2004.

During 2005, the company reduced its total debt by $1.2 billion, and improved total debt to total capital ratio to 41.1% at December 31, 2005 compared to 45.9% at December 31, 2004.

During the fourth quarter of 2005, pension income before settlements and curtailments was $16 million, compared to $21 million during the fourth quarter of 2004. For the full year of 2005, pension income was $67 million, compared to $86 million for the full year of 2004.

MeadWestvaco paid a regular quarterly dividend of 23 cents per share during the quarter and, on January 24, 2006, declared a quarterly dividend payable March 1, 2006, to stockholders of record at the close of business on February 3, 2006. For the full year 2005, the company paid out $178 million in dividends to shareowners.

Conference Call

MeadWestvaco will broadcast its fourth quarter analyst conference call today at 10 a.m. (ET), with access available via Internet on the company’s website and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (888) 276-0010 (toll-free domestic) or 1 (612) 332-0634 (international); passcode: MeadWestvaco. Please call to register at least ten minutes before the conference call begins. A replay of the call will be available for one month via the telephone, starting at 1:30 p.m. (ET) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (internationally); access code: 806130.

MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

Forward-looking Statement

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s general and administrative cost reduction initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated statements of operations

In millions, except per share data

(Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2005	2004[1]	2005	2004[1]
Net sales	$1,627	$1,621	$6,170	$6,060
Cost of sales	1,342	1,323	5,087	4,925
Selling, general and administrative expenses	189	219	756	800
Interest expense	50	56	208	209
Other (income) expense, net	(17)	(39)	(16)	(197)

Income from continuing operations before income taxes	63	62	135	323
Income tax provision	3	20	16	99

Income from continuing operations	60	42	119	224
Income (loss) from discontinued operations, net of tax	2	(541)	(91)	(573)

Net income (loss)	$62	$(499)	$28	$(349)

Income (loss) per share, basic:
Income from continuing operations	$.33	$.21	$.62	$1.11
Discontinued operations	.01	(2.67)	(.48)	(2.84)

Net income (loss) per share, basic	$.34	$(2.46)	$.14	$(1.73)

Income (loss) per share, diluted:
Income from continuing operations	$.33	$.20	$.62	$1.10
Discontinued operations	.01	(2.63)	(.48)	(2.82)

Net income (loss) per share, diluted	$.34	$(2.43)	$.14	$(1.72)

Shares used to compute net income (loss) per share:
Basic	181.0	203.1	191.7	201.9
Diluted	181.9	205.6	192.7	203.6

[1]	Prior period amounts have been adjusted to reflect discontinued operations in order to conform to the December 31, 2005 presentation.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated balance sheets

In millions, except share amounts (Unaudited)

	At December 31, 2005	At December 31, 2004[1]
Assets
Cash and cash equivalents	$297	$270
Short-term investments	—	5
Receivables, net	903	845
Inventories	714	735
Other current assets	86	170
Current assets of discontinued operations	—	537

Current assets	2,000	2,562
Property, plant, equipment and forestlands, net	4,487	4,688
Prepaid pension asset	994	1,040
Goodwill	559	557
Other assets	838	834
Non-current assets of discontinued operations	—	2,000

	$8,878	$11,681

Liabilities and shareholders’ equity
Accounts payable	$416	$432
Accrued expenses	613	722
Notes payable and current maturities of long-term debt	13	234
Current liabilities of discontinued operations	—	257

Current liabilities	1,042	1,645
Long-term debt, excluding current portion	2,417	3,282
Other long-term obligations	814	778
Deferred income taxes	1,122	1,505
Non-current liabilities of discontinued operations	—	154
Shareholders’ equity (common shares issued: December 31, 2005 - 181,418,672; December 31, 2004 -203,930,342)	3,483	4,317

	$8,878	$11,681

Business segment information

In millions (Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2005	2004[1]	2005	2004[1]
Sales
Packaging	$1,154	$1,171	$4,476	$4,402
Consumer & Office Products	328	303	1,125	1,090
Specialty Chemicals	107	109	425	410
Corporate and other [2]	56	57	213	216

Total	1,645	1,640	6,239	6,118
Intersegment eliminations	(18)	(19)	(69)	(58)

Consolidated totals	$1,627	$1,621	$6,170	$6,060

Segment profit (loss)
Packaging	$77	$118	$336	$431
Consumer & Office Products	59	50	130	137
Specialty Chemicals	6	11	39	57
Corporate and other [3]	(79)	(117)	(370)	(302)

Consolidated totals [4]	$63	$62	$135	$323

[1]	Prior period amounts have been adjusted to reflect discontinued operations and certain other reclassifications in order to conform to the December 31, 2005 presentation.

[2]	Revenue included in Corporate and other includes specialty papers sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.

[3]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring expenses, pension income, interest expense and gains on asset sales.

[4]	The consolidated total represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies